Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Primary Offering:
Common Stock, par value $0.001 per share	50,000,000	$ 3.00	(2)	$150,000,000	$22,140.00
Common stock, par value $0.001 per share, held by Selling Shareholders (3)	5,410,128	$0.57		$3,083,772.96	$455.17
Common stock issuable upon conversion of convertible promissory notes	396,789	$4.5875		$1,820,269.54	$268.67
Common stock issuable upon exercise of warrants issued in connection with convertible promissory notes (5)	463,937	$4.5875		$2,128,310.99	$314.14

Total	56,270,854			$157,032,353.49	$23,177.98

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the sales price of two dollars ($3.00) per share of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on August 29, 2024, as reported on The Nasdaq Global Market.
(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.
(5)	Calculated by number of outstanding warrants by the maximum exercise price of $4.5875 those warrants held by certain Selling Shareholders.

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed (1)	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee paid with Fee Offset Source
						Rule 457(p)
Fee Offset Claims	Lottery.com Inc.	S-3	333-277027	February 13, 2024		$17,000 (1)	Equity	Class A Common Stock par value $0.001 per share	50,000,000	$157,883,379.53
Fee Offset Sources	Lottery.com Inc.	S-1	333-277027		September 4, 2024						$17,000 (1)

(1) On February 13, 2024, the Company filed a registration statement on Form S-3 (File No. 333-277027; the “Prior Registration Statement”). In connection with the Prior Registration Statement, the Company paid a registration fee of $17,000.00. On February 26, 2024, the U.S. Securities and Exchange Commission (the “SEC”) requested that the Company amend to register its offering on Form S-1, pursuant to which the Company has amended and is prepared to file. The Company has completed and is ready to file an S-1. As a result, $17,000.00 (the “Unused Fees”) in previously paid fees remain available for future offset (calculated at the fee rate in effect on the filing date of the Prior Registration Statement). In accordance with Rule 457(p) under the Securities Act, the registrant hereby applies $17,000 of the Unused Fees to offset the filing fee payable in connection with this filing.